SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 1, 2003 (June 30, 2003)

Psychiatric Solutions, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-20488	23-2491707
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

113 Seaboard Lane, Suite C-100, Franklin, Tennessee 37067
(Address of Principal Executive Offices)

(615) 312-5700
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

SIGNATURES
EX-99.1 ACQUISITION PRESS RELEASE
EX-99.2 PRIVATE OFFERING PRESS RELEASE

Item 2.  Acquisition or Disposition of Assets.

      On June 30, 2003, Psychiatric Solutions, Inc. (the “Company”) issued a press release announcing the completion of the acquisition of Ramsay Youth Services, Inc. (“Ramsay”) in a merger transaction valued at approximately $77.0 million, consisting of $58.0 million in cash, or $5.00 per share, for Ramsay’s common stock, and the assumption of Ramsay’s debt. Ramsay operates 11 owned or leased inpatient behavioral health care facilities and has 10 contracts to manage behavioral health care facilities for government agencies. A copy of the related press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

      The Company has not included in this Current Report on Form 8-K the financial statements of Ramsay and pro forma information required by Item 7 to Form 8-K, but will file such statements and information in an additional Form 8-K Report not later than 75 days following June 30, 2003.

Item 5.  Other Events.

      On June 30, 2003, the Company also issued a press release announcing completion of the private placement of $150.0 million in senior subordinated notes in accordance with Rule 144A and Regulation S under the Securities Act of 1933. The senior subordinated notes are guaranteed by all existing and future operating subsidiaries of the Company. The net proceeds of the offering will be used by the Company primarily to finance the acquisition of Ramsay, to refinance a substantial portion of the Company’s debt and to repay all of Ramsay’s debt.

      The Company also announced on June 30, 2003 the receipt of the second half of the net proceeds from the $25.0 million private placement of convertible preferred stock. The net proceeds from this private placement will be used to finance the acquisition of Ramsay.

      In addition, the Company announced on June 30, 2003 the consummation of the amendment and restatement of the Company’s senior credit facility with CapitalSource Finance, LLC.

      A copy of the press release relating to the above transactions is filed as Exhibit 99.2 hereto and incorporated herein by reference.

Item 7.  Financial Statements and Exhibits.

(c)   Exhibits

2.1	Agreement and Plan of Merger, dated April 8, 2003, by and between Psychiatric Solutions, Inc., PSI Acquisition Sub, Inc. and Ramsay Youth Services, Inc. (previously filed as an exhibit to the Company’s Current Report on Form 8-K filed April 10, 2003).

99.1	Press Release: PSYCHIATRIC SOLUTIONS COMPLETES ACQUISITION OF RAMSAY YOUTH SERVICES

99.2	Press Release: PSYCHIATRIC SOLUTIONS COMPLETES PRIVATE OFFERING OF $150 MILLION OF SENIOR SUBORDINATED NOTES

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSYCHIATRIC SOLUTIONS, INC

By:	/s/ Brent Turner

Brent Turner Vice President, Treasurer and Investor Relations

Date:   July 1, 2003